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                                                                  Exhibit 10(31)


                              EMPLOYMENT CONTRACT

           This Agreement made with an effective date of May 1, 1998

                                    BETWEEN:

CANARGO ENERGY INC., a corporation incorporated under the laws of Alberta (hereinafter called the "Corporation")

                                      and

ANTHONY J. POTTER, of the City of Calgary, in the Province of Alberta (hereinafter called the "Employee")


WHEREAS the Corporation wishes to secure the employment of the Employee as its Vice-President Finance and Group Controller.

AND WHEREAS the Employee wished and is willing to be employed as the Corporation's Vice-President Finance and Group Controller in accordance with the terms and conditions of this Agreement (the "Agreement").

NOW THEREFORE in consideration of the premises and of the other mutual covenants and agreements contained in this Agreement, the parties covenant and agree with each other as follows:

1. The Corporation agrees to employ the Employee and the Employee agrees to remain in the employment of the Corporation, however, either party may terminate this Agreement at any time for whatever reason. In the event of such termination, the Employee shall be entitled to the termination allowance payments provided for in paragraph 6 hereto.

2. The Employee shall reside in Calgary, Alberta. In such employment his duties shall be in relation to the ongoing financial operations of the Corporation and its personnel but shall also include those matters more specifically determined by the Chief Financial Officer/Finance Director and from time to time by the President and Board of Directors of the Corporation. The Employee will devote all of his knowledge, skill and energy to the performance of his duties in a diligent and efficient manner and will not engage in any other business, profession or occupation which would conflict with the provision of his duties, either directly or indirectly, without the prior written consent of either the Chief Financial Officer/Finance Director, President or Board of Directors of the Corporation.

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3.  The Corporation herein irrevocably covenants and agrees to indemnify and save harmless the Employee from and against any and all loss, costs, charges, claims, demands, and liabilities directly or indirectly suffered, sustained or incurred by the Employee, including any amount paid to settle an action or satisfy a judgement, by reason of the Employee acting as an officer of the Corporation. The provisions of this indemnity shall remain in force and effect notwithstanding any act or omission of the Employee.

    The Corporation agrees that the provisions of the preceding paragraph and the covenants provided therein shall enure to the benefit of the Employee and his heirs, administrators, executors and assigns and shall be binding upon the Corporation and its successors and assigns.

4.  The Employee shall be compensated as follows:

    a. subject to any and all necessary withholdings and deductions for Canada Pension Plan, income taxes and the like, the Employee shall be paid in equal monthly instalments:

        i. for the first four months from the effective date of this Agreement, a salary of $80,000 per year;

        ii. for the next eight months from the effective date of this Agreement, a salary of $90,000 per year;

        iii. at the first anniversary of this Agreement, a salary of $97,500 per year;

        iv. for subsequent years, an amount to be reviewed at least annually, and;

    b. the Employee shall be reimbursed for any and all money advanced in connection within his employment for reasonable and necessary expenses incurred by him on behalf of the Corporation and;

    c. four (4) weeks paid vacation per year to be taken at such times as the parties hereto may mutually agree upon. Any vacation entitlement for a given year not taken by the Employee cannot be carried forward and;

    d.  CICA and ICAA membership dues to be paid by the Corporation;

    e. the Employee shall, be included in any and all plans and policies providing benefits to the officers and employees of the Corporation which plans shall include group family medical, disability, dental and life insurance and;

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     f.   the Employee shall participate in an Stock Option plan of the
          Corporation. As at the effective date of this agreement, the Employee shall be granted options to purchase 110,000 common shares of CanArgo Energy Inc. at an exercise price of $2.20 per share, such options to vest over three years to the benefit of the Employee.

     g. the Employee shall participate in any other incentive plan if and when such a plan, if any, is established.

     h.  the Employee shall be reimbursed for a parking spot.

5. Upon the termination of this Agreement, the Employee shall immediately deliver to the Corporation possession of all property of the Corporation which the Employee then has possession of or control over.

6. The Employee's employment with the Corporation may be terminated at any time by the Employee or the Corporation with reasonable notice. The Corporation and Employee also covenant and agree with each other that if the Employee's employment is terminated by the Corporation:

     a. without reasonable notice, the Employee shall be entitled to a one time payment equal to the greater of: (i) one months compensation for each year or part year that he has been employed by the Corporation and (ii) three times the monthly compensation payable to him in the month of termination.

     b. or its successor within one year from the date of a change in or acquisition of majority voting control of the Corporation (other than the proposed combination with Fountain Oil Incorporated), the Employee shall be entitled (subject to approval by the Board of Directors of the Corporation) to a one time payment equal to six times the monthly compensation payable to him in the month of termination plus one months compensation for each year or part year that he has been employed by the Corporation.

7. The employee hereby covenants that he shall not at any time, either directly or indirectly, disclose to any person, firm or corporation, any material documentation or information whatsoever which in any manner concerns, affects or relates to any existing, proposed or contemplated interest, opportunities or properties of the Corporation unless it is required to enable him to fulfil his duties and responsibilities hereunder.

8. The terms of this Agreement shall be treated as confidential information by the Corporation and Employee.

9. This Agreement may not be modified or amended except by instrument in writing signed by the parties hereto. All notices under this Agreement shall be in writing and shall be deemed to be duly given only if personally delivered.

10.  This Agreement shall be governed by the laws of the Province of Alberta.

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11.  Any words contained in this Agreement which import the singular number include, where the context requires, the plural number and any words contained in this Agreement which import the masculine gender shall include the female gender.


WHEREAS the Corporation has caused this Agreement to be executed by its officers thereunto duly authorized and the Employee has hereunto set his hand as of April 24, 1998.



/s/ Michael Binnion                          /s/ Anthony J. Potter
CANARGO ENERGY INC.                          ANTHONY J. POTTER

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